Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
2 W. Washington Street Suite 400 Greenville, SC 29601 T: (864) 373-2300 F: (864) 373-2925 nelsonmullins.com

April 16, 2026

Southern First Bancshares, Inc.
6 Verdae Boulevard

Greenville, South Carolina 29607

RE: Registration Statement on Form S-3 of Southern First Bancshares, Inc.

(Registration No. 333-293279)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated February 6, 2026 (the “Base Prospectus”) and the prospectus supplement dated April 15, 2026 (together with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by Southern First Bancshares, Inc. (the “Company”) of 1,050,000 shares of the Company’s common stock, par value $0.01 per share, and up to an additional 157,500 shares of the Company’s common stock subject to the underwriters’ option to purchase additional shares (collectively, the “Shares”), which Shares are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with its registered offering of the Shares. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Amended and Restated Articles of Incorporation of the Company filed with the South Carolina Secretary of State on March 29, 1999, the Amended and Restated Articles of Incorporation filed with the South Carolina Secretary of State on July 16, 1999, and the Articles of Amendment to the Amended and Restated Articles of Incorporation filed with the South Carolina Secretary of State on June 25, 2007; February 23, 2009; May 19, 2023; and May 30, 2024;
(b)	the Amended and Restated Bylaws of the Company filed as Exhibit 3.4 to the Company’s Form 10-K filed with the Securities and Exchange Commission (the “Commission”) on March 24, 2008, as amended by the Amendment to the Amended and Restated Bylaws of the Company as filed as Exhibit 3.1 to the Company’s Form 10-Q filed with the Commission on November 2, 2020 and the Form as 8-K filed with the Commission on January 22, 2026;
(c)	the Registration Statement, including the Prospectus;

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Southern First Bancshares, Inc.

(d)	a specimen certificate representing the Shares; and
(e)	certain resolutions adopted by the Board of Directors and the Capital Committee of the Company with respect to the issuance of the Shares.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures (other than persons signing on behalf of the Company), (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity with the originals of all documents supplied to us as copies, (v) the accuracy and completeness of all corporate records and documents made available to us by the Company, and (vi) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion stated herein.

The opinion letter which we render herein is limited to those matters governed by the laws of the State of South Carolina as of the date hereof. Our opinion expressed herein is as of the date hereof, and we assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor as described in the Prospectus, will be validly issued, fully paid and non-assessable.

This opinion is limited to the specific issues addressed herein, and no opinion may be implied or inferred beyond the opinion expressly stated above.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to its incorporation by reference into the Registration Statement and the Prospectus forming a part thereof, and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Nelson Mullins Riley & Scarborough, LLP

Nelson Mullins Riley & Scarborough, LLP